                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                                DATA RACE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, No Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   237842109
                        ------------------------------
                                (CUSIP Number)



                                 June 12, 2000
             -----------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                            ------------
Cusip No. 237842109                                            Page 2 of 11
-------------------                                            ------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cranshire Capital, L.P.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Illinois limited partnership
            U.S.A
------------------------------------------------------------------------------

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY
       EACH               1,353,023 shares of Common Stock, no par value, and
    REPORTING             warrants to purchase 213,296 shares of Common Stock
      PERSON       -----------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER
                                0
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

      CERTAIN SHARES/(1)/                                             [X]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Approximately 6.3% as of the date of filing of this statement. (Based on 24,509,691 shares of Common Stock issued and outstanding as of May 10, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                   PN
------------------------------------------------------------------------------

-------------------                                            ------------
Cusip No. 237842109                                            Page 3 of 11
-------------------                                            ------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Downsview Capital, Inc.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Illinois corporation
            U.S.A
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY
       EACH               1,353,023 shares of Common Stock, no par value, and
    REPORTING             warrants to purchase 213,296 shares of Common Stock
      PERSON       -----------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER
                                0
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

      CERTAIN SHARES/(1)/                                           [X]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Approximately 6.3% as of the date of filing of this statement. (Based on 24,509,691 shares of Common Stock issued and outstanding as of May 10, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                   CO
------------------------------------------------------------------------------

-------------------                                            ------------
Cusip No. 237842109                                            Page 4 of 11
-------------------                                            ------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JMJ Capital, Inc.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Illinois corporation
            U.S.A
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY
       EACH               1,353,023 shares of Common Stock, no par value, and
    REPORTING             warrants to purchase 213,296 shares of Common Stock
      PERSON       -----------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER
                                0
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

      CERTAIN SHARES/(1)/                                             [X]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Approximately 6.3% as of the date of filing of this statement. (Based on 24,509,691 shares of Common Stock issued and outstanding as of May 10, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         CO
------------------------------------------------------------------------------

-------------------                                            ------------
Cusip No. 237842109                                            Page 5 of 11
-------------------                                            ------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EURAM CAP STRAT. "A" FUND LIMITED
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands exempted company
            Cayman Islands
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY
       EACH               1,353,023 shares of Common Stock, no par value, and
    REPORTING             warrants to purchase 213,296 shares of Common Stock
      PERSON       -----------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER
                                0
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

      CERTAIN SHARES/(1)/                                             [X]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Approximately 6.3% as of the date of filing of this statement. (Based on 24,509,691 shares of Common Stock issued and outstanding as of May 10, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         CO
------------------------------------------------------------------------------

-------------------                                            ------------
Cusip No. 237842109                                            Page 6 of 11
-------------------                                            ------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mitchell P. Kopin
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY
       EACH               1,353,023 shares of Common Stock, no par value, and
    REPORTING             warrants to purchase 213,296 shares of Common Stock
      PERSON       -----------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER
                                0
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

      CERTAIN SHARES/(1)/                                             [X]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Approximately 6.3% as of the date of filing of this statement. (Based on 24,509,691 shares of Common Stock issued and outstanding as of May 10, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         IN
------------------------------------------------------------------------------

---------------------                                       ----------------
 Cusip No. 237842109                                          Page 7 of 11
---------------------                                       ----------------


                                 SCHEDULE 13G
                                 ------------

Item 1(a)      Name of Issuer: DATA RACE, INC.


     1(b)      Address of Issuer's Principal Executive Offices:

                              12400 Network Boulevard
                              San Antonio, TX 78249

Item 2(a)      Name of Person Filing
Item 2(b)      Address of Principal Business Office
Item 2(c)      Citizenship

                              Cranshire Capital, L.P.
                              666 Dundee Road, Suite 1901
                              Northbrook, IL 60062
                              Illinois limited partnership

                              Downsview Capital, Inc.
                              666 Dundee Road, Suite 1901
                              Northbrook, IL 60062
                              Illinois corporation

                              JMJ Capital, Inc.
                              666 Dundee Road, Suite 1901
                              Northbrook, IL 60062
                              Illinois corporation

                              EURAM Cap Strat. "A" Fund Limited
                              c/o JMJ Capital, Inc.
                              666 Dundee Road, Suite 1901
                              Northbrook, IL 60062
                              Cayman Islands exempted company

                              Mitchell P. Kopin
                              666 Dundee Road, Suite 1901
                              Northbrook, IL 60062
                              U.S. Citizen

---------------------                                       ----------------
 Cusip No. 237842109                                          Page 8 of 11
---------------------                                       ----------------



     2(d)      Title of Class of Securities:

                              Common Stock, no par value

     2(e)      CUSIP Number:  237842109

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)   [__] Broker or dealer registered under Section 15 of the
                          Exchange Act;

               (b)   [__] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

               (c)   [__] Insurance company as defined in Section 3(a)(19) of
                          the Exchange Act;

               (d)   [__] Investment company registered under Section 8 of the
                          Investment Company Act;

               (e)   [__] An investment adviser in accordance with Rule 13d-1
                          (b)(1)(ii)(E);

               (f)   [__] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)   [__] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(ii)(G);

               (h)   [__] A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

               (i)   [__] A church plan that is excluded from the definition
                          of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)   [__] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4         Ownership:

CRANSHIRE CAPITAL, L.P.
DOWNSVIEW CAPITAL, INC.
EURAM CAP STRAT. "A" FUND LIMITED
JMJ CAPITAL, INC.
MITCHELL P. KOPIN

---------------------                                       ----------------
 Cusip No. 237842109                                          Page 9 of 11
---------------------                                       ----------------



     (a)    Amount beneficially owned:

1,353,023 shares of Common Stock, no par value, and warrants to purchase 213,296 shares of Common Stock


     (b)    Percent of Class:

Approximately 6.3% as of the date of filing of this statement. (Based on 24,509,691 shares of Common Stock issued and outstanding as of May 10, 2000, plus the Common Stock issuable upon the exercise of warrants.)

     (c)    Number of shares as to which such person has:

            (i)      sole power to vote or to direct the vote:

                           0

            (ii)     shared power to vote or to direct the vote:

                     See item (a) above.

            (iii)    sole power to dispose or to direct the disposition of:

                           0

            (iv)     shared power to dispose or to direct the disposition of:

                     See item (a) above.

(1) The beneficial ownership reported by the Reporting Persons include Common Stock that the Reporting Persons may acquire in the future through the exercise by the Reporting Persons, at any time prior to June 25, 2001, of warrants to purchase 213,296 shares of Common Stock. The beneficial ownership reported by the Reporting Persons also excludes certain warrants exercisable into shares of Common Stock, which the Reporting Persons are contractually restricted from exercising at this time. The Reporting Persons cannot exercise these warrants so long as the Reporting Persons would be deemed "beneficial owners" of more than 4.9% of the Common Stock following the exercise of such warrants.

Item 5 Ownership of Five Percent or Less of a Class:

                           Not Applicable.

---------------------                                       -----------------
 Cusip No. 237842109                                          Page 10 of 11
---------------------                                       -----------------



Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                         Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                         Not Applicable.

Item 8 Identification and Classification of Members of the Group:

                         Not Applicable.

Item 9 Notice of Dissolution of Group:

                         Not Applicable.

Item 10  Certification:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                       -----------------
 Cusip No. 237842109                                          Page 11 of 11
---------------------                                       -----------------



     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 19/th/ day of June, 2000

CRANSHIRE CAPITAL, L.P.                    EURAM CAP STRAT. "A" FUND LIMITED

By: Downsview Capital, Inc.,               By: JMJ Capital, Inc.,
    its General Partner                        its Investment Manager

    By: /s/ Mitchell P. Kopin                  By: /s/ Mitchell P. Kopin
       ------------------------------             ------------------------------
         Mitchell P. Kopin, President               Mitchell P. Kopin, President


DOWNSVIEW CAPITAL, INC.                    JMJ CAPITAL, INC.


    By: /s/ Mitchell P. Kopin                  By: /s/ Mitchell P. Kopin
       ------------------------------             ------------------------------
         Mitchell P. Kopin, President               Mitchell P. Kopin, President


MITCHELL P. KOPIN

 /s/ Mitchell P. Kopin
------------------------------